Exhibit 99.1

Atlantic Coast Federal Corporation Reports Third Quarter Results

WAYCROSS, Ga.--(BUSINESS WIRE)--October 30, 2009--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported results for the third quarter and first nine months of 2009. Although the Company reported a net loss for the third quarter, it also reported the first decline in the level of non-performing loans in more than two years.

"In our last quarterly report, we noted that positive signs were emerging to indicate losses from our commercial loan portfolio may have peaked, and our belief that our residential portfolio would begin to stabilize in the near term, barring further weakness in the economy," stated Robert J. Larison, Jr., President and Chief Executive. "We are pleased these expectations were realized in the third quarter, as our overall level of non-performing loans declined slightly compared with the second quarter of 2009, and net charge-offs also were lower on a linked-quarter basis. This progress reflects our efforts to address early-stage delinquencies and dispose of problem loans as appropriate to avoid lingering risks.

"Although residential real estate in Florida has begun to show some signs of improvement, it continues to suffer from price declines and slow sales," Larison continued. "As a result, delinquency rates on first and second mortgages remain high, which is why we remain conservative in our methodology for identifying problem loans early in the cycle and aggressive in establishing provisions for loan losses. Still, we are cautiously optimistic that the positive trends we have witnessed over the past few months will continue over the balance of the year."

The Company reported a net loss for the third quarter of 2009 of $12,156,000 or $0.93 per basic and diluted share versus a net loss of $329,000 or $0.03 per diluted share in the year-earlier quarter. Three factors primarily accounted for the loss (after-tax amount based on statutory tax rate):

  An ongoing conservative stance toward loan losses, with a provision for loan losses of $6,650,000 ($4,389,000 or $0.33 per diluted share after tax), increasing the percentage of allowance for loan losses to total loans to 2.23% from 1.71% at the end of June 30, 2009, versus $3,749,000 ($2,474,000 or $0.19 per diluted share) in the year-earlier quarter;
  A non-cash impairment charge of $2,811,000 ($1,855,000 or $0.14 per diluted share after tax) to write off the Company's entire goodwill balance, which had no impact on the Company's cash, liquidity, or regulatory capital ratios; and
  The establishment of a valuation allowance for the Company's deferred tax asset totaling $7,142,000 ($7,142,000 or $0.54 per diluted share after tax), also a non-cash charge that had no effect on liquidity or regulatory capital ratios.

For the first nine months of 2009, the net loss totaled $19,850,000 or $1.52 per share compared with net income of $405,000 or $0.03 per basic and diluted share in the first nine months of 2008. The same three factors primarily contributed to the net loss for the first nine months of 2009:

  A provision for loan losses of $12,314,000 or $0.94 per diluted share after tax versus $6,098,000 or $0.46 per diluted share in the year-earlier quarter;
  The third quarter non-cash impairment charge of $1,855,000 or $0.14 per diluted share after tax to write off the Company's entire goodwill balance; and
  The non-cash charge to establish a valuation allowance for the Company's deferred tax asset totaling $7,142,000 or $0.54 per diluted share after tax.

"During the third quarter, we incurred a number of charges associated with the difficult steps taken to recognize the risks inherent in our loan portfolio, deterioration in our investment portfolio, and the impairment of our deferred tax asset and goodwill – all driven by the current economic downturn," Larison added. "Looking past these unusual items, our operations remain at a solid level, even as we approach the end of a second year of recessionary conditions, demonstrating a resiliency in our business that should position us to take advantage of growth opportunities when the local and regional economies begin to recover. We approach this possibility with continued efforts to streamline our operations across our geographic footprint, strengthen our brand and reduce our cost structure."

Larison noted that the Company's liquidity levels remained at or above both regulatory and internal policy guidelines at the end of the third quarter, and the Bank's regulatory capital position remained at a well-capitalized level at September 30, 2009. In addition, stockholders' equity represented 6.96% of total assets and tangible stockholders' equity represented 6.95% of total assets. Consistent with its capital management efforts of the past, the Company recently suspended its cash dividend payments to stockholders.

With respect to the write-off of goodwill, the Company noted that deterioration of the economy in its markets, particularly Florida, has placed the residential and commercial real estate portfolios under significant stress, as evident in its results thus far in 2009. The resultant decline in the Company's stock price and implied market valuation led to the conclusion that goodwill was impaired. The goodwill written off was primarily associated with prior branch acquisitions and, while this action affected third quarter earnings, it had no impact on the Bank's operations, liquidity, regulatory capital or its well-capitalized status.

Due to cumulative losses in 2008, and thus far in 2009, the Company evaluated the potential realization of its deferred tax asset and determined it was appropriate to record a valuation allowance reflecting the risk that future taxable earnings may not be sufficient to fully utilize the benefit of the future tax deductions. The valuation allowance was included as part of the Company's income tax provision for the quarter. This valuation allowance, which can be released in future periods when the Company returns to profitability, had no impact on the Company's operations, liquidity, regulatory capital or its well-capitalized status.

Non-performing assets declined to $43,989,000 or 4.65% of total assets at September 30, 2009, from $46,152,000 or 4.68% of total assets at June 30, 2009. Of these amounts, non-performing loans totaled $40,857,000 or 6.17% of total loans at September 30, 2009, declining from $41,984,000 or 6.06% of total loans at June 30, 2009, primarily due to the sale of approximately $3,000,000 of loans during the quarter, the majority of which were non-performing loans at June 30, 2009. In the third quarter of 2009, net charge-offs totaled $3,748,000 or 2.19% of average outstanding loans on an annualized basis, down from $8,746,000 or 4.88% in the second quarter of 2009. Even though non-performing assets and net charge-offs appear to be stabilizing, management expects that non-performing loans and net charge-offs will continue to be significant challenges as the economy and real estate markets, both nationally and locally, slowly recover from the recession.

The Company recorded a provision for loan losses of $6,650,000 for the third quarter of 2009, up from $6,195,000 recorded in the second quarter of 2009 and $3,749,000 in the third quarter of 2008. The increase for the third quarter of 2009 was primarily due to a provision for loan losses of $2,000,000 recorded to provide general reserve for loans held in the portfolio, previously supported by a cash deposit maintained with the Company by an ongoing originator, which was settled during the third quarter. Under the terms of settlement agreement, the Company is now fully responsible for credit losses on these loans. In connection with the settlement of this relationship, the Company also recorded a gain of approximately $2,000,000 in non-interest income. At September 30, 2009, the Company's allowance for loan losses was 2.23% of total loans, up from 1.71% at June 30, 2009.

For the third quarter of 2009, net interest income declined 6% to $5,599,000 from $5,930,000 in the third quarter last year, due to a lower amount of interest-earning assets and a decline in interest rates over the past year. The net interest margin for the third quarter of 2009 was 2.46%, up 23 basis points from the second quarter of 2009. Also contributing to the year-over-year drop in net interest income was the impact of higher non-performing loan balances as well as the suspension last year of regular quarterly dividends by the Federal Home Loan Bank of Atlanta. For the first nine months of 2009, net interest income declined 8% to $16,384,000 from $17,859,000 in the same period last year as net interest margin declined 27 basis points to 2.35% versus the first nine months of 2008. The Company expects that net interest income will remain under pressure due to the elevated level of non-performing loans.

Non-interest income for the third quarter of 2009 declined 37% to $1,921,000 from $3,032,000 in the year-earlier period. The current-year amount included the gain of $2,000,000 for the cash deposit settlement described above, which was largely offset by a loss of $1,317,000 on the loan sale referred to earlier and an other-than-temporary impairment (OTTI) charge of $252,000 on certain available-for-sale mortgage-backed securities in the current quarter. Outside of these unusual charges, non-interest income declined due to the non-recurrence of other non-interest items in 2008, including gains of $600,000 on sale of a branch and $250,000 on the extinguishment of Federal Home Loan Bank of Atlanta debt. Non-interest income for the first nine months of 2009 declined 65% to $3,221,000 from $9,220,000 in the same period last year, reflecting primarily the inclusion of $2,634,000 in life insurance proceeds in the year-earlier period due to the death of an executive officer, OTTI charges of $1,573,000 in the first nine months of 2009, and a loss of $1,317,000 on the aforementioned loan sale for the current year to date.

Non-interest expense for the third quarter of 2009 increased 46% to $8,554,000 from $5,871,000 in the same period last year. The year-over-year increase in non-interest expense primarily reflected the $2,811,000 write-off of the Company's entire goodwill account during the third quarter of 2009, along with higher FDIC insurance premiums and increased legal, collection and administrative expenses associated with OREO and foreclosures. The Company's efforts to reduce expenses, which began in the second quarter last year, with further steps implemented in late 2008 and early 2009, partially offset these expense pressures. Non-interest expense for the first nine months of 2009 increased 8% to $20,516,000 from $18,953,000 in the year-earlier period, with the current year-to-date amount including the write-off of goodwill and the prior year-to-date amount including unusual expenses related to the death of an executive officer.

Total assets declined 5% to $945,280,000 at September 30, 2009, from $996,089,000 at December 31, 2008, and were down 6% versus total assets of $999,983,000 at September 30, 2008. Loans receivable, net, totaled $654,619,000 at September 30, 2009, down from $742,615,000 at December 31, 2008, and from $740,175,000 at September 30, 2008. Deposits declined to $600,157,000 at the end of the third quarter of 2009 compared with $624,606,000 at December 31, 2008, and $605,301,000 at September 30, 2008. Total stockholders' equity was $65,795,000 at September 30, 2009, compared with $83,960,000 at December 31, 2008, and $86,936,000 a year ago.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 locations, including a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Interest income	$12,217	$13,840	$37,170	$41,644
Interest expense	6,618	7,910	20,786	23,785
Net interest income	5,599	5,930	16,384	17,859
Provision for loan losses	6,650	3,749	18,657	9,240
Net interest income (expense) after provision for loan losses	(1,051)	2,181	(2,273)	8,619
Non-interest income	1,921	3,032	3,221	9,220
Non-interest expense	8,554	5,871	20,516	18,953
Loss before income taxes	(7,684)	(658)	(19,568)	(1,114)
Income tax provision (benefit)	4,472	(329)	282	(1,519)
Net income (loss)	$(12,156)	$(329)	$(19,850)	$405
Net income (loss) per share:
Basic	$(0.93)	$(0.03)	$(1.52)	$0.03
Diluted	$(0.93)	$(0.03)	$(1.52)	$0.03
Weighted average shares outstanding:
Basic	13,122	13,124	13,100	13,156
Diluted	13,122	13,203	13,100	13,228

		Sept. 30, 2009	Dec. 31, 2008	Sept. 30, 2008
Total assets		$945,280	$996,089	$999,983
Cash and cash equivalents		50,051	34,058	44,626
Securities available for sale		172,386	147,474	143,043
Loans receivable, net (including loans held for sale)		654,619	742,615	740,175
Total deposits		600,157	624,606	605,301
Federal Home Loan Bank Advances		177,670	184,850	207,576
Securities sold under agreements to purchase		92,800	92,800	92,800
Stockholders' equity		65,795	83,960	86,936

Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2009 and 2008, may be found at the following link: http://www.irinfo.com/acfc/ACFC3Q09tvf.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended September 30, 2009, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376